Exhibit 99.1

Contacts:	Tom Armitage (Media)	Shep Dunlap (Investors)
	1-847-943-5678	1-847-943-5454
	news@mdlz.com	ir@mdlz.com

Mondelēz International Reports 2018 Results

Full-Year Highlights

•	Net revenues increased 0.2% despite unfavorable currency and divestiture impacts; Organic Net Revenue[1] grew 2.4%, with balanced volume/mix and pricing
•	Gross profit grew $318 million (+3%); Adjusted Gross Profit[1] grew $352 million (+4%) on a constant currency basis
•	Operating income declined $150 million (-4%); Adjusted Operating Income[1] grew $257 million (+6%) on a constant currency basis
•

Diluted EPS was $2.28, up 23% driven primarily by an after-tax gain on the Keurig Dr Pepper transaction; Adjusted EPS[1] was $2.43, up 15% on a constant-currency basis, driven by operating gains, share repurchases, equity income & tax favorability

•	Cash provided by operating activities was $3.9 billion; Free Cash Flow[1] was $2.9 billion
•	Return of capital to shareholders was $3.4 billion

DEERFIELD, Ill. – January 30, 2019 – Mondelēz International, Inc. (NASDAQ: MDLZ) today reported its fourth quarter and full-year 2018 results.

“Our fourth quarter and full-year 2018 results demonstrate the power of our brands, the strength of our global footprint and the potential of our strategic plan,” said Dirk Van de Put, Chairman and CEO. “We delivered on our key financial and strategic commitments for the year, including solid top-line and bottom-line growth and strong cash flow generation. In 2019, we will continue to progress against our new strategy, which includes new investments to drive organic revenue growth and operational excellence across the organization.”

Key Strategic Initiatives

•	Launched a new approach to marketing including more balanced investment across both global and iconic local brands to fully leverage the company’s portfolio and category-leading positions
•	Developed a more locally-oriented commercial structure to drive greater consumer focus, improve speed and reduce complexity
•	Introduced new incentive structure effective in 2019 to drive better alignment with key financial metrics to reward entrepreneurial behavior and quality of results
•	Initiated expansion of research, development and quality capabilities to drive innovation, including a new technical center in India and additional investment in a state-of-the-art facility in Poland
•

Deployed ‘test, learn and scale’ approach to innovation and launched SnackFutures, an innovation hub focused on the invention and reinvention of new brands, and venturing with entrepreneurs to seed new businesses in key strategic areas

•	Announced divestiture of non-core cheese business in the Middle East & Africa, increasing the company’s focus on snacking
•	Committed to making all packaging recyclable by 2025 to help deliver the company’s long-term vision for zero-net waste packaging and expanded the Cocoa Life sustainability program in Brazil

Net Revenue

$ in millions	Reported Net Revenues			Organic Net Revenue Growth
	Q4 2018	% Chg vs PY		Q4 2018	Vol/Mix		Pricing
Quarter 4
Latin America	$763	(15.2	) %	3.9%	(3.3	) pp	7.2	pp
Asia, Middle East & Africa	1,429	(1.4)		4.0	2.9		1.1
Europe	2,752	(2.3)		2.3	3.4		(1.1)
North America	1,829	1.6		0.8	(2.1)		2.9

Mondelēz International	$6,773	(2.8	) %	2.5%	1.0	pp	1.5	pp

Emerging Markets	$2,441	(4.5	) %	6.5%
Developed Markets	$4,332	(1.7	) %	0.2%

Full Year 2018	FY 2018			FY 2018
Latin America	$3,202	(10.2	) %	3.6%	(2.6	) pp	6.2	pp
Asia, Middle East & Africa	5,729	(0.2)		3.5	1.9		1.6
Europe	10,122	3.3		2.5	3.1		(0.6)
North America	6,885	1.3		0.6	(0.5)		1.1

Mondelēz International	$25,938	0.2%		2.4%	1.1	pp	1.3	pp

Emerging Markets	$9,659	(0.5	) %	5.7%
Developed Markets	$16,279	0.6%		0.3%

Operating Income and Diluted EPS

$ in millions	Reported			Adjusted
	Q4 2018	vs PY (Rpt Fx)		Q4 2018	vs PY (Rpt Fx)		vs PY (Cst Fx)
Quarter 4
Gross Profit	$2,549	(3.9	) %	$2,710	(0.3	) %	5.4%
Gross Profit Margin	37.6%	(0.5	) pp	40.0%	0.9	pp

Operating Income	$870	4.8%		$1,096	0.5%		7.2%
Operating Income Margin	12.8%	0.9	pp	16.2%	0.5	pp

Net Earnings[2]	$823	18.4%		$928	9.7%		17.7%

Diluted EPS	$0.56	21.7%		$0.63	12.5%		21.4%

Full Year 2018	FY 2018			FY 2018
Gross Profit	$10,352	3.2%		$10,401	2.2%		3.5%
Gross Profit Margin	39.9%	1.2	pp	40.1%	0.4	pp

Operating Income	$3,312	(4.3	) %	$4,321	4.9%		6.2%
Operating Income Margin	12.8%	(0.6	) pp	16.7%	0.6	pp

Net Earnings	$3,381	19.6%		$3,614	10.7%		11.8%

Diluted EPS	$2.28	23.2%		$2.43	13.6%		15.0%

Fourth Quarter Commentary

•

Net revenues declined 2.8 percent, driven by the impact of currency. Organic Net Revenue increased 2.5 percent driven by continued strength in emerging markets with a good balance of volume/mix and pricing.

•

Gross profit declined $104 million and margin decreased 50 basis points to 37.6 percent, driven primarily by higher restructuring costs. Adjusted Gross Profit increased $147 million at constant currency and margin increased 90 basis points to 40.0 percent, driven by higher pricing and productivity savings partially offset by higher raw material costs.

•

Operating income grew $40 million and margin increased 90 basis points to 12.8 percent, primarily due to the lapping of prior-year malware-related expenses and the benefit of an indirect tax matter. Adjusted Operating Income increased $79 million at constant currency and margin increased 50 basis points to 16.2 percent due to pricing and productivity savings partially offset by higher raw material costs and increased selling, general and administrative expenses.

•	Diluted EPS was $0.56, up 22 percent driven primarily by Adjusted EPS growth.

•	Adjusted EPS was $0.63, up 21 percent on a constant-currency basis, driven primarily by increased equity income and operating gains.

•	Capital Return: The company repurchased approximately $400 million of its common stock and paid approximately $400 million in cash dividends.

Full Year Commentary

•	Net revenues increased 0.2 percent, despite the impact of currency and divestitures. Organic Net Revenue increased 2.4 percent.

•

Gross profit was up $318 million and margin increased 120 basis points to 39.9 percent. This change was driven primarily by favorable mark-to-market gains from currency and commodity hedging activities and lapping prior-year incremental malware costs. Adjusted Gross Profit dollars increased $352 million at constant currency and margin increased 40 basis points to 40.1 percent. This increase was driven primarily by higher pricing and productivity savings, partially offset by higher raw material costs.

•

Operating income decreased $150 million and margin decreased 60 basis points to 12.8 percent, driven primarily by the impact from pension participation changes in North America and lapping the prior-year gain on a divestiture and prior-year benefit of an indirect tax matter. These unfavorable items were partially offset by favorable change in mark-to-market gains from currency and commodity hedging activities, lower restructuring program costs and the lapping of prior-year malware-related expenses. Adjusted Operating Income increased $257 million at constant currency and margin increased 60 basis points to 16.7 percent due primarily to Adjusted Gross Margin expansion.

•

Diluted EPS was $2.28, up 23 percent driven primarily by an after-tax gain on the Keurig Dr Pepper transaction, favorable mark-to-market gains from currency and commodity hedging activities and lower restructuring program costs partially offset by the impact from pension participation changes.

•	Adjusted EPS was $2.43 and grew 15 percent on a constant-currency basis, driven primarily by operating gains, share repurchases, increased equity income and tax favorability.

•	Cash provided by operating activities was $3.9 billion. Free Cash Flow was $2.9 billion. Cash flow was primarily driven by working capital improvements and improved cash earnings.

•	Capital Return: The company returned $3.4 billion of capital to shareholders through $2 billion in share repurchases and $1.4 billion in dividends.

2019 Outlook

Mondelēz International provides guidance on a non-GAAP basis, as the company cannot predict some elements that are included in reported GAAP results, including the impact of foreign exchange. Refer to the Outlook section in the discussion of non-GAAP financial measures below for more details.

The company continues to expect Organic Net Revenue growth to be between 2 and 3 percent. The company maintains its outlook for Adjusted EPS growth of 3 to 5 percent on a constant-currency basis. The company estimates currency translation would decrease net revenue growth by approximately 3 percent3 with a negative $0.07 impact to Adjusted EPS3. In addition, the company continues to expect Free Cash Flow of approximately $2.8 billion.

Conference Call

Mondelēz International will host a conference call for investors with accompanying slides to review its results at 5 p.m. ET today. A listen-only webcast will be provided at www.mondelezinternational.com. An archive of the webcast will be available on the company’s web site. The company will be live tweeting the event at www.twitter.com/MDLZ.

About Mondelēz International

Mondelēz International, Inc. (NASDAQ: MDLZ) empowers people to snack right in over 150 countries around the world. With 2018 net revenues of approximately $26 billion, MDLZ is leading the future of snacking with iconic global and local brands such as Oreo, belVita and LU biscuits; Cadbury Dairy Milk, Milka and Toblerone chocolate; Sour Patch Kids candy and Trident gum. Mondelēz International is a proud member of the Standard and Poor’s 500, Nasdaq 100 and Dow Jones Sustainability Index. Visit www.mondelezinternational.com or follow the company on Twitter at www.twitter.com/MDLZ.

End Notes

1.

Organic Net Revenue, Adjusted Gross Profit (and Adjusted Gross Profit margin), Adjusted Operating Income (and Adjusted Operating Income margin), Adjusted EPS, Free Cash Flow and presentation of amounts in constant currency are non-GAAP financial measures. Please see discussion of non-GAAP financial measures at the end of this press release for more information.

2.	Net earnings attributable to Mondelēz International.
3.	Currency estimate is based on published rates from XE.com on January 25, 2019.

Additional Definitions

Emerging markets consist of the Latin America region in its entirety; the Asia, Middle East and Africa region excluding Australia, New Zealand and Japan; and the following countries from the Europe region: Russia, Ukraine, Turkey, Kazakhstan, Belarus, Georgia, Poland, Czech Republic, Slovak Republic, Hungary, Bulgaria, Romania, the Baltics and the East Adriatic countries.

Developed markets include the entire North America region, the Europe region excluding the countries included in the emerging markets definition, and Australia, New Zealand and Japan from the Asia, Middle East and Africa region.

Forward-Looking Statements

This press release contains a number of forward-looking statements. Words, and variations of words, such as “will,” “expect,” “may,” “would,” “could,” “deliver,” “potential,” “estimate,” “guidance,” “outlook” and similar expressions are intended to identify the company’s forward-looking statements, including, but not limited to, statements about: the company’s future performance, including its future revenue growth, earnings per share and cash flow; currency and the effect of foreign exchange translation on the company’s results of operations; the impact of U.S. tax reform; the company’s liability related to withdrawal from the Bakery and Confectionery Union and Industry International Pension Fund; the Brazilian indirect tax matter; the impacts of the malware incident; strategic transactions; the company’s strategy and investments; and the company’s outlook, including 2019 Organic Net Revenue growth, Adjusted EPS and Free Cash Flow. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond the company’s control, which could cause the company’s actual results to differ materially from those indicated in the company’s forward-looking statements. Such factors include, but are not limited to, risks from operating globally including in emerging markets; changes in currency exchange rates, controls and restrictions; continued volatility of commodity and other input costs; weakness in economic conditions; weakness in consumer spending; pricing actions; tax matters including changes in tax rates and laws, disagreements with taxing authorities and imposition of new taxes; use of information technology and third party service providers; unanticipated disruptions to the company’s business, such as the malware incident, cyberattacks or other security breaches; competition; the restructuring program and the company’s other transformation initiatives not yielding the anticipated benefits; and changes in the assumptions on which the restructuring program is based. Please also see the company’s risk factors, as they may be amended from time to time, set forth in its filings with the SEC, including the company’s most recently filed Annual Report on Form 10-K. Mondelez International disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release, except as required by applicable law or regulation.

Schedule 1

Mondelēz International, Inc. and Subsidiaries

Condensed Consolidated Statements of Earnings

(in millions of U.S. dollars and shares, except per share data)

(Unaudited)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2018	2017	2018	2017
Net revenues	$6,773	$6,966	$25,938	$25,896

Cost of sales	4,224	4,313	15,586	15,862

Gross profit	2,549	2,653	10,352	10,034
Gross profit margin	37.6%	38.1%	39.9%	38.7%

Selling, general and administrative expenses	1,536	1,662	6,475	5,938

Asset impairment and exit costs	99	118	389	642

(Gain)/loss on divestitures	—	(2)	—	(186)

Amortization of intangibles	44	45	176	178

Operating income	870	830	3,312	3,462
Operating income margin	12.8%	11.9%	12.8%	13.4%

Benefit plan non-service income	(3)	(14)	(50)	(44)

Interest and other expense, net	106	120	520	382

Earnings before income taxes	767	724	2,842	3,124

Provision for income taxes	(111)	(156)	(773)	(666)
Effective tax rate	14.5%	21.5%	27.2%	21.3%
Gain on equity method investment transactions	21	40	778	40
Equity method investment net earnings	149	95	548	344

Net earnings	826	703	3,395	2,842

Noncontrolling interest earnings	(3)	(8)	(14)	(14)

Net earnings attributable to Mondelēz International	$823	$695	$3,381	$2,828

Per share data:
Basic earnings per share attributable to Mondelēz International	$0.56	$0.46	$2.30	$1.87

Diluted earnings per share attributable to Mondelēz International	$0.56	$0.46	$2.28	$1.85

Average shares outstanding:
Basic	1,457	1,497	1,472	1,513
Diluted	1,470	1,513	1,486	1,531

Schedule 2

Mondelēz International, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in millions of U.S. dollars)

(Unaudited)

	December 31, 2018	December 31, 2017
ASSETS
Cash and cash equivalents	$1,100	$761
Trade receivables	2,262	2,691
Other receivables	744	835
Inventories, net	2,592	2,557
Other current assets	906	676

Total current assets	7,604	7,520

Property, plant and equipment, net	8,482	8,677
Goodwill	20,725	21,085
Intangible assets, net	18,002	18,639
Prepaid pension assets	132	158
Deferred income taxes	255	319
Equity method investments	7,123	6,193
Other assets	406	366

TOTAL ASSETS	$62,729	$62,957

LIABILITIES
Short-term borrowings	$3,192	$3,517
Current portion of long-term debt	2,648	1,163
Accounts payable	5,794	5,705
Accrued marketing	1,756	1,728
Accrued employment costs	701	721
Other current liabilities	2,646	2,959

Total current liabilities	16,737	15,793

Long-term debt	12,532	12,972
Deferred income taxes	3,552	3,341
Accrued pension costs	1,221	1,669
Accrued postretirement health care costs	351	419
Other liabilities	2,623	2,689

TOTAL LIABILITIES	37,016	36,883
EQUITY
Common Stock	—	—
Additional paid-in capital	31,961	31,915
Retained earnings	24,491	22,631
Accumulated other comprehensive losses	(10,630)	(9,997)
Treasury stock	(20,185)	(18,555)

Total Mondelēz International Shareholders’ Equity	25,637	25,994
Noncontrolling interest	76	80

TOTAL EQUITY	25,713	26,074

TOTAL LIABILITIES AND EQUITY	$62,729	$62,957

	December 31, 2018	December 31, 2017	Incr/ (Decr)
Short-term borrowings	$3,192	$3,517	$(325)
Current portion of long-term debt	2,648	1,163	1,485
Long-term debt	12,532	12,972	(440)

Total Debt	18,372	17,652	720
Cash and cash equivalents	1,100	761	339

Net Debt (1)	$17,272	$16,891	$381

(1)	Net debt is defined as total debt, which includes short-term borrowings, current portion of long-term debt and long-term debt, less cash and cash equivalents.

Schedule 3

Mondelēz International, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in millions of U.S. dollars)

(Unaudited)

	For the Twelve Months Ended December 31,
	2018	2017
CASH PROVIDED BY/(USED IN) OPERATING ACTIVITIES
Net earnings	$3,395	$2,842
Adjustments to reconcile net earnings to operating cash flows:
Depreciation and amortization	811	816
Stock-based compensation expense	128	137
U.S. tax reform transition tax / (benefit)	(38)	1,317
Deferred income tax provision / (benefit)	233	(1,228)
Asset impairments and accelerated depreciation	141	334
Loss on early extinguishment of debt	140	11
(Gain)/loss on divestitures	—	(186)
Gain on equity method investment transactions	(778)	(40)
Equity method investment net earnings	(548)	(344)
Distributions from equity method investments	180	152
Other non-cash items, net	381	(225)
Change in assets and liabilities, net of acquisitions and divestitures:
Receivables, net	257	(24)
Inventories, net	(204)	(18)
Accounts payable	236	5
Other current assets	(25)	14
Other current liabilities	(136)	(637)
Change in pension and postretirement assets and liabilities, net	(225)	(333)

Net cash provided by/(used in) operating activities	3,948	2,593

CASH PROVIDED BY/(USED IN) INVESTING ACTIVITIES
Capital expenditures	(1,095)	(1,014)
Acquisition, net of cash received	(528)	—
Proceeds from divestiture, net of disbursements	1	604
Proceeds from sale of property, plant and equipment and other assets	398	109

Net cash provided by/(used in) investing activities	(1,224)	(301)

CASH PROVIDED BY/(USED IN) FINANCING ACTIVITIES
Issuances of commercial paper, maturities greater than 90 days	3,981	1,808
Repayments of commercial paper, maturities greater than 90 days	(2,856)	(1,911)
Net issuances of other short-term borrowings	(1,413)	1,027
Long-term debt proceeds	2,948	350
Long-term debt repaid	(1,821)	(1,470)
Repurchase of Common Stock	(2,020)	(2,174)
Dividends paid	(1,359)	(1,198)
Other	211	207

Net cash provided by/(used in) financing activities	(2,329)	(3,361)

Effect of exchange rate changes on cash and cash equivalents	(56)	89

Cash and cash equivalents:
Increase/(decrease)	339	(980)
Balance at beginning of period	761	1,741

Balance at end of period	$1,100	$761

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP and Non-GAAP Financial Measures

(Unaudited)

The company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”). However, management believes that also presenting certain non-GAAP financial measures provides additional information to facilitate comparison of the company’s historical operating results and trends in its underlying operating results, and provides additional transparency on how the company evaluates its business. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the company’s performance. The company also believes that presenting these measures allows investors to view its performance using the same measures that the company uses in evaluating its financial and business performance and trends.

The company considers quantitative and qualitative factors in assessing whether to adjust for the impact of items that may be significant or that could affect an understanding of its ongoing financial and business performance and trends. The adjustments generally fall within the following categories: acquisition & divestiture activities, gains and losses on intangible asset sales and non-cash impairments, major program restructuring activities, constant currency and related adjustments, major program financing and hedging activities and other major items affecting comparability of operating results. See below for a description of adjustments to the company’s U.S. GAAP financial measures included herein.

Non-GAAP information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with U.S. GAAP. In addition, the company’s non-GAAP financial measures may not be the same as or comparable to similar non-GAAP measures presented by other companies.

Because GAAP financial measures on a forward-looking basis are not accessible and reconciling information is not available without unreasonable effort, the company has not provided that information with regard to the non-GAAP financial measures in the company’s outlook. Refer to the Outlook section below for more details.

DEFINITIONS OF THE COMPANY’S NON-GAAP FINANCIAL MEASURES

The company’s non-GAAP financial measures and corresponding metrics reflect how the company evaluates its operating results currently and provide improved comparability of operating results. As new events or circumstances arise, these definitions could change. When these definitions change, the company provides the updated definitions and presents the related non-GAAP historical results on a comparable basis. When items no longer impact the company’s current or future presentation of non-GAAP operating results, the company removes these items from its non-GAAP definitions. During 2018, the company added to the non-GAAP definitions the exclusion of the impact from pension participation changes and remeasurement gains or losses related to remeasuring net monetary assets or liabilities in Argentina.

•

“Organic Net Revenue” is defined as net revenues excluding the impacts of acquisitions; divestitures; and currency rate fluctuations. The company also evaluates Organic Net Revenue growth from emerging markets and its Power Brands.

•

“Adjusted Gross Profit” is defined as gross profit excluding the Simplify to Grow Program; acquisition integration costs; the operating results of divestitures; mark-to-market impacts from commodity and forecasted currency transaction derivative contracts; and incremental expenses related to the 2017 malware incident. The company also presents “Adjusted Gross Profit margin,” which is subject to the same adjustments as Adjusted Gross Profit. The company also evaluates growth in the company’s Adjusted Gross Profit on a constant currency basis.

•

“Adjusted Operating Income” and “Adjusted Segment Operating Income” are defined as operating income (or segment operating income) excluding the impacts of the items listed in the Adjusted Gross Profit definition as well as gains or losses (including non-cash impairment charges) on goodwill and intangible assets; divestiture or acquisition gains or losses and related divestiture, acquisition and integration costs; remeasurement of net monetary position; impacts from resolution of tax matters; CEO transition remuneration; and impact from pension participation changes. The company also presents “Adjusted Operating Income margin” and “Adjusted Segment Operating Income margin”, which are subject to the same adjustments as Adjusted Operating Income and Adjusted Segment Operating Income. The company also evaluates growth in the company’s Adjusted Operating Income and Adjusted Segment Operating Income on a constant currency basis.

•

“Adjusted EPS” is defined as diluted EPS attributable to Mondelēz International from continuing operations excluding the impacts of the items listed in the Adjusted Operating Income definition as well as losses on debt extinguishment and related expenses; gain on equity method investment transactions; net earnings from divestitures; gains or losses on interest rate swaps no longer designated as accounting cash flow hedges due to changed financing and hedging plans; and U.S. tax reform discrete impacts. Similarly, within Adjusted EPS, the company’s equity method investment net earnings exclude its proportionate share of its investees’ unusual or infrequent items. The tax impact of each of the items excluded from the company’s GAAP results was computed based on the facts and tax assumptions associated with each item and such impacts have also been excluded from Adjusted EPS. The company also evaluates growth in the company’s Adjusted EPS on a constant currency basis.

•	“Free Cash Flow” is defined as net cash provided by operating activities less capital expenditures. Free Cash Flow is the company’s primary measure used to monitor its cash flow performance.

See the attached schedules for supplemental financial data and corresponding reconciliations of the non-GAAP financial measures referred to above to the most comparable GAAP financial measures for the three months and year ended December 31, 2018. See Items Impacting Comparability of Operating Results below for more information about the items referenced in these definitions.

SEGMENT OPERATING INCOME

The company uses segment operating income to evaluate segment performance and allocate resources. The company believes it is appropriate to disclose this measure to help investors analyze segment performance and trends. Segment operating income excludes unrealized gains and losses on hedging activities (which are a component of cost of sales), general corporate expenses (which are a component of selling, general and administrative expenses), amortization of intangibles, gains and losses on divestitures and acquisition-related costs (which are a component of selling, general and administrative expenses) in all periods presented. The company excludes these items from segment operating income in order to provide better transparency of its segment operating results. Furthermore, the company centrally manages benefit plan non-service income and interest and other expense, net. Accordingly, the company does not present these items by segment because they are excluded from the segment profitability measure that management reviews.

ITEMS IMPACTING COMPARABILITY OF OPERATING RESULTS

The following information is provided to give qualitative and quantitative information related to items impacting comparability of operating results. The company identifies these based on how management views the company’s business; makes financial, operating and planning decisions; and evaluates the company’s ongoing performance. In addition, the company discloses the impact of changes in currency exchange rates on the company’s financial results in order to reflect results on a constant currency basis.

Divestitures, Divestiture-related costs and Gains/(losses) on divestitures

Divestitures include completed sales of businesses and exits of major product lines upon completion of a sale or licensing agreement. Divestiture-related activity in 2018 and 2017 included:

•

On December 13, 2018, the company announced an agreement to sell its Kraft-branded cheese business in Middle East and Africa (MEA) to Arla Foods of Denmark. The transaction is expected to close in 2019, subject to regulatory approvals. The company incurred divestiture-related costs of $3 million in three months ended December 31. 2018.

•	On December 28, 2017, the company completed the sale of a confectionery business in Japan. The company recorded a pre-tax loss of $1 million.

•

In connection with the 2012 spin-off of Kraft Foods Group, Inc. (“Kraft Foods Group”, now a part of Kraft Heinz Company (“KHC”)), Kraft Foods Group and the company each granted the other various licenses to use certain trademarks in connection with particular product categories in specified jurisdictions. On August 17, 2017, the company entered into two agreements with KHC to terminate the licenses of certain KHC-owned brands used in the company’s grocery business within its Europe region and to transfer to KHC inventory and certain other assets. On August 17, 2017, the first transaction closed, and on October 23, 2017, the second transaction closed. The gain on both transactions combined was immaterial.

•

On July 4, 2017, the company completed the sale of most of its grocery business in Australia and New Zealand to Bega Cheese Limited. The company recorded a pre-tax gain of $247 million Australian dollars ($187 million as of July 4, 2017) on the sale. In the fourth quarter of 2017, the company recorded a final $3 million inventory-related working capital adjustment, increasing the pre-tax gain in 2017 to $190 million. During the year ended December 31, 2017, the company also incurred divestiture-related costs of $2 million and a foreign currency hedge loss of $3 million in connection with this transaction.

•

On April 28, 2017, the company completed the sale of several manufacturing facilities in France and the sale or license of several local confectionery brands. The company reversed accrued divestiture-related costs no longer required of $1 million during the three months ended and $4 million during the year ended December 31, 2018. The company incurred divestiture-related costs of $5 million in the three months and $27 million in the year ended December 31, 2017. The company recorded a $3 million loss on the sale during the year ended December 31, 2017.

Acquisitions and Acquisition-related costs

On June 7, 2018, the company acquired a U.S. premium biscuit company, Tate’s Bake Shop, within its North America segment and extended its premium biscuit offerings. On a constant currency basis, the purchase added incremental net revenues of $22 million in the three months and $52 million in the year ended December 31, 2018. In addition, the company incurred acquisition-related costs of $13 million in the year ended December 31, 2018.

On November 2, 2016, the company purchased from Burton’s Biscuit Company certain intangibles, which included the license to manufacture, market and sell Cadbury-branded biscuits in additional key markets around the world, including in the United Kingdom, France, Ireland, North America and Saudi Arabia. On a constant currency basis, the purchase added incremental net revenues of $9 million in the three months and $59 million in the year ended December 31, 2017.

Acquisition integration costs

Within the company’s AMEA segment, in connection with the acquisition of a biscuit operation in Vietnam in 2015, the company recorded integration costs of $4 million in the year ended December 31, 2018 and $1 million in the three months ended and $3 million in the year ended December 31, 2017.

Simplify to Grow Program

On September 6, 2018, the company’s Board of Directors approved an extension of the restructuring program through 2022, an increase of $1.3 billion in the program charges and an increase of $700 million in capital expenditures. The current restructuring program, as increased and extended by these actions, is now called the Simplify to Grow Program. The primary objective of the Simplify to Grow Program is to reduce the company’s operating cost structure in both its supply chain and overhead costs. The program is intended primarily to cover severance as well as asset disposals and other manufacturing-related one-time costs.

Restructuring costs

The company recorded restructuring charges of $96 million in the three months and $316 million in the year ended December 31, 2018 and $117 million in the three months and $535 million in the year ended December 31, 2017 within asset impairment and exit costs or benefit plan non-service income. These charges were for non-cash asset write-downs (including accelerated depreciation and asset impairments), severance and other related costs.

Implementation costs

Implementation costs primarily relate to reorganizing the company’s operations and facilities in connection with its supply chain reinvention program and other identified productivity and cost saving initiatives. The costs include incremental expenses related to the closure of facilities, costs to terminate certain contracts and the simplification of the company’s information systems. The company recorded implementation costs of $100 million in the three months and $315 million in the year ended December 31, 2018 and $78 million in the three months and $257 million in the year ended December 31, 2017.

Gain on equity method investment transactions

On July 9, 2018, Keurig Green Mountain, Inc. (“Keurig”) closed on its definitive merger agreement with Dr Pepper Snapple Group, Inc., and formed Keurig Dr Pepper Inc. (“KDP”), a publicly traded company. Following the close of the transaction, the company’s 24.2% investment in Keurig together with the company’s shareholder loan receivable became a 13.8% investment in KDP. During the third quarter of 2018, the company recorded a preliminary pre-tax gain of $757 million reported as a gain on equity method transaction and $184 million of deferred tax expense reported in the provision for income taxes (or $573 million after-tax) related to the change in the company’s ownership interest while KDP finalizes the valuation for the transaction. During the company’s fourth quarter of 2018, KDP finalized its opening balance sheet and the company increased its pre-tax gain by $21 million to $778 million for 2018. As the company continues to have significant influence, the company continues to account for its investment in KDP under the equity method, resulting in recognizing its share of KDP earnings within the company’s earnings and its share of KDP dividends within the company’s cash flows. In connection with this transaction, the company changed its accounting principle to reflect its share of Keurig’s historical and KDP’s ongoing earnings on a one-quarter lag basis while the company continues to record dividends when cash is received. The company determined a lag was preferable as it enables the company to continue to report its quarterly and annual results on a timely basis and to record its share of KDP’s ongoing results once KDP has publicly reported its results. This change in accounting principle was applied retrospectively to all periods. While the company’s operating income did not change, equity method investment net earnings, net earnings and earnings per share have been adjusted to reflect the lag across all reported periods.

On October 2, 2017, the company completed the sale of one of its equity method investments and recorded a pre-tax gain of $40 million within the gain on equity method investment transactions and $15 million of tax expense.

Equity method investee adjustments

Within Adjusted EPS, the company’s equity method investment net earnings exclude its proportionate share of its investees’ unusual or infrequent items, such as acquisition and divestiture-related costs and restructuring program costs.

Mark-to-market impacts from commodity and currency derivative contracts

The company excludes unrealized gains and losses (mark-to-market impacts) from outstanding commodity and forecasted currency transaction derivatives from its non-GAAP earnings measures until such time that the related exposures impact its operating results. The company recorded net unrealized losses on commodity and forecasted currency transaction derivatives of $38 million in the three months and net unrealized gains of $142 million in the year ended December 31, 2018 and net unrealized losses of $27 million in the three months and $96 million in the year ended December 31, 2017.

Intangible asset impairment charges

During the company’s 2018 annual testing of non-amortizable intangible assets, the company recorded $68 million of impairment charges in the third quarter of 2018 related to five trademarks. The impairments arose due to lower than expected product growth. The company recorded charges related to gum, chocolate, biscuits and candy trademarks of $45 million in Europe, $14 million in North America and $9 million in AMEA. The impairment charges were recorded within asset impairment and exit costs.

During the company’s 2017 annual testing of non-amortizable intangible assets, the company recorded $70 million of impairment charges in the third quarter of 2017 related to five trademarks. The impairments arose due to lower than expected growth in part driven by decisions to redirect support from these trademarks to other regional and global brands. The company recorded charges related to candy and gum trademarks of $52 million in AMEA, $11 million in Europe, $5 million in Latin America and $2 million in North America.

In addition, during the year ended December 31, 2017, the company recorded a $38 million intangible asset impairment charge resulting from a category decline and lower than expected product growth related to a gum trademark in its North America segment as well as a $1 million impairment related to a transaction.

Remeasurement of net monetary position

During the second quarter of 2018, primarily based on published estimates which indicated that Argentina’s three-year cumulative inflation rate exceeded 100%, the company concluded that Argentina became a highly inflationary economy for accounting purposes. As of July 1, 2018, the company began to apply highly inflationary accounting for its Argentinian subsidiaries and changed their functional currency from the Argentinian peso to the U.S. dollar. On July 1, 2018, both monetary and non-monetary assets and liabilities denominated in Argentinian pesos were remeasured into U.S. dollars. As of each subsequent balance sheet date, Argentinian peso denominated monetary assets and liabilities were remeasured into U.S. dollars using the exchange rate as of the balance sheet date, with remeasurement and other transaction gains and losses recorded in net earnings. The company recorded, related to the revaluation of the Argentinian peso denominated net monetary assets, a remeasurement gain of $2 million during the three months and a remeasurement loss of $11 million during the year ended December 31, 2018.

Incremental expenses related to the malware incident

On June 27, 2017, a global malware incident impacted the company’s business. The malware affected a significant portion of the company’s global sales, distribution and financial networks. In the last four days of the second quarter and during the third quarter of 2017, the company executed business continuity and contingency plans to contain the impact, minimize damages and restore its systems environment. To date, the company has not found, nor does the company expect to find, any instances of Company or personal data released externally. The company has also restored its main operating systems and processes and enhanced its system security.

For the second quarter of 2017, the company estimated that the malware incident had a negative impact of 2.3% on its net revenue growth and 2.4% on its Organic Net Revenue growth. The company also incurred incremental expenses of $7 million as a result of the incident. The company recognized the majority of delayed second quarter shipments in its third quarter 2017 results, although the company permanently lost some revenue. On a 2017 full-year basis, the company estimated the loss of revenue had a negative impact of 0.4% on its net revenue and Organic Net Revenue growth. The company also incurred total incremental expenses of $84 million predominantly during the second half of 2017 as part of the recovery effort. The recovery from the incident was largely resolved by December 31, 2017 and the company continued efforts to strengthen its security measures and enhance general information technology, business process and disclosure controls.

Gain related to interest rate swaps

The company recognized a net pre-tax gain of $10 million in the year ended December 31, 2018, within interest and other expense, net related to certain forward-starting interest rate swaps for which the planned timing of the related forecasted debt was changed.

Loss on debt extinguishment

On April 17, 2018, the company completed a cash tender offer and retired $570 million of the long-term U.S. dollar debt. The company recorded a loss on debt extinguishment of $140 million within interest and other expense, net related to the amount the company paid to retire the debt in excess of its carrying value and from recognizing unamortized discounts, deferred financing and other cash costs in earnings at the time of the debt extinguishment.

On April 12, 2017, the company discharged $488 million of its 6.500% U.S. dollar-denominated debt. The company paid $504 million, representing principal as well as past and future interest accruals from February 2017 through the August 2017 maturity date. The company recorded an $11 million loss on debt extinguishment within interest expense.

Impact from resolution of tax matters

A tax indemnification matter related to the company’s 2007 acquisition of the LU biscuit business was closed during the quarter ended June 30, 2018. The closure had no impact on net earnings, however, it did result in a $15 million tax benefit that was fully offset by an $11 million expense in selling, general and administrative expenses and a $4 million expense in interest and other expense, net.

During the first quarter of 2017, the Brazilian Supreme Court (the “Court”) ruled against the Brazilian tax authorities in a leading case related to the computation of certain indirect (non-income) taxes. The Court ruled that the indirect tax base should not include a value-added tax known as “ICMS”. By removing the ICMS from the tax base, the Court effectively eliminated a “tax on a tax.” In lower courts, the company’s Brazilian subsidiaries filed lawsuits to recover amounts paid and to discontinue subsequent payments related to the “tax on a tax.” The Brazilian subsidiaries received injunctions against making payments for the “tax on a tax” in 2008 and since that time until December 2016, the company had accrued for this portion of the tax each quarter in the event that the tax was reaffirmed by the Brazilian courts. On September 30, 2017, based on legal advice and the publication of the Court’s decision related to this case, the company determined that the likelihood that the increased tax base would be reinstated and assessed against the company was remote. Accordingly, the company reversed its accrual of 667 million Brazilian reais, or $212 million as of September 30, 2017, of which, $153 million was recorded within selling, general and administrative expenses and $59 million was recorded within interest and other expense, net. In connection with the Court’s 2017 decision, the Brazilian tax authority filed a motion seeking clarification and adjustment of the terms of enforcement and that motion is still to be decided. The company continues to monitor developments in this matter and currently does not expect a material future impact on its financial statements. During the fourth quarter of 2018, in one of the lower court cases, the Brazilian Federal Court of Appeals ruled in the company’s favor against the Brazilian tax authority, allowing one of the company’s Brazil subsidiaries to recover amounts previously paid. As a result, the company recorded a net benefit in selling, general and administrative expenses of $26 million.

During the first quarter of 2017, the Spanish Supreme Court decided, in the company’s favor, an ongoing transfer pricing case with the Spanish tax authorities related to businesses Cadbury divested prior to the company’s acquisition of Cadbury. As a result of the final ruling, during the first quarter of 2017, the company recorded a favorable earnings impact of $46 million in selling, general and administrative expenses and $12 million in interest and other expense, net, for a total pre-tax impact of $58 million due to the non-cash reversal of Cadbury-related accrued liabilities related to this matter. The company recorded a total of $4 million of income over the third and fourth quarters of 2017 in connection with the related bank guarantee releases.

CEO transition remuneration

On November 20, 2017, Dirk Van de Put succeeded Irene Rosenfeld as CEO of Mondelēz International. In order to incent Mr. Van de Put to join the company, the company provided him compensation to make him whole for incentive awards he forfeited or grants that were not made to him when he left his former employer. In connection with Irene Rosenfeld’s retirement, the company made her outstanding grants of performance share units for the 2016-2018 and 2017-2019 performance cycles eligible for continued vesting and paid $0.5 million salary for her service as Chairman from January through March 2018. The company refers to these elements of Mr. Van de Put’s and Ms. Rosenfeld’s compensation arrangements together as “CEO transition remuneration.”

The company is excluding amounts it expenses as CEO transition remuneration from its non-GAAP results because those amounts are not part of the company’s regular compensation program and are incremental to amounts the company would have incurred as ongoing CEO compensation. The company incurred CEO transition remuneration of $4 million in the three months and $22 million in the year ended December 31, 2018. During 2017, the company incurred CEO transition remuneration of $14 million in the three months ended December 31, 2017.

U.S. tax reform discrete impacts

On December 22, 2017, the United States enacted tax reform legislation that included a broad range of business tax provisions, including but not limited to a reduction in the U.S. federal tax rate from 35% to 21% as well as provisions that limit or eliminate various deductions or credits. The legislation also causes U.S. allocated expenses (e.g. interest and general administrative expense) to be taxed and imposes a new tax on U.S. cross-border payments, Furthermore, the legislation includes a one-time transition tax on accumulated foreign earnings and profits. While clarifying guidance was issued by the IRS during 2018, further tax guidance is expected during 2019.

Certain impacts of the new legislation would have generally required accounting to be completed and incorporated into the company’s 2017 year-end financial statements, however in response to the complexities of this new legislation, the SEC issued guidance to provide companies with relief. The SEC provided up to a one-year window for companies to finalize the accounting for the impacts of this new legislation. The company finalized its accounting for the new provisions during the fourth quarter of 2018.

The 2018 impact from finalizing the accounting for the new provisions was a discrete net tax expense of $19 million, which is in addition to the $44 million discrete net tax benefit in the company’s 2017 financial statements. The $19 million expense in 2018 is primarily comprised of a $60 million expense related to finalizing the changes in the company’s indefinite reinvestment assertion, partially offset by a $38 million decrease to the transition tax estimated as of December 31, 2017.

Impact from pension participation changes

The impact from pension participation changes represent the charges incurred when employee groups are withdrawn from multiemployer pension plans and other changes in employee group pension plan participation. The company excludes these charges from its non-GAAP results because those amounts do not reflect the company’s ongoing pension obligations.

In the fourth quarter of 2018, the company executed a complete withdrawal from the Bakery and Confectionery Union and Industry International Pension Fund. The company estimated a withdrawal liability of $573 million, which represents the company’s best estimate of the withdrawal liability absent an assessment from the Fund. The company expects to pay the liability over a period of 20 years from the date of the assessment. During 2018, within its North America segment, the company recorded a total discounted liability and related charge of $423 million or $321 million net of tax. The company determined the net present value of the liability using a risk-free interest rate. The company recorded the pre-tax non-cash charges in selling, general and administrative expense (and in other non-cash items, net in the consolidated statement of cash flows) and the liability in long-term other liabilities. During 2018, the company also recorded $6 million of accreted interest related to the long-term liability within interest and other expense, net.

Constant currency

Management evaluates the operating performance of the company and its international subsidiaries on a constant currency basis. The company determines its constant currency operating results by dividing or multiplying, as appropriate, the current period local currency operating results by the currency exchange rates used to translate the company’s financial statements in the comparable prior-year period to determine what the current period U.S. dollar operating results would have been if the currency exchange rate had not changed from the comparable prior-year period.

OUTLOOK

The company’s outlook for 2019 Organic Net Revenue growth, Adjusted EPS growth on a constant currency basis and Free Cash Flow are non-GAAP financial measures that exclude or otherwise adjust for items impacting comparability of financial results such as the impact of changes in foreign currency exchange rates, restructuring activities, acquisitions and divestitures. The company is not able to reconcile its projected Organic Net Revenue growth to its projected reported net revenue growth for the full-year 2019 because the company is unable to predict the impacts from potential acquisitions or divestitures as well as the impact of foreign exchange due to the unpredictability of future changes in foreign exchange rates, which could be material as a significant portion of the company’s operations are outside the U.S. The company is not able to reconcile its projected Adjusted EPS growth on a constant currency basis to its projected reported diluted EPS growth for the full-year 2019 because the company is unable to predict the timing of its restructuring program costs, mark-to-market impacts from commodity and forecasted currency transaction derivative contracts and impacts from potential acquisitions or divestitures as well as the impact of foreign exchange due to the unpredictability of future changes in foreign exchange rates, which could be material as a significant portion of the company’s operations are outside the U.S. The company is not able to reconcile its projected Free

Cash Flow to its projected net cash from operating activities for the full-year 2019 because the company is unable to predict the timing and amount of capital expenditures impacting cash flow. Therefore, because of the uncertainty and variability of the nature and amount of future adjustments, which could be significant, the company is unable to provide a reconciliation of these measures without unreasonable effort.

Schedule 4a

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Net Revenues

(in millions of U.S. dollars)

(Unaudited)

	Latin America		AMEA		Europe		North America		Mondelēz International
For the Three Months Ended December 31, 2018
Reported (GAAP)	$763		$1,429		$2,752		$1,829		$6,773
Acquisition	—		—		—		(22)		(22)
Currency	172		74		128		9		383

Organic (Non-GAAP)	$935		$1,503		$2,880		$1,816		$7,134

For the Three Months Ended December 31, 2017
Reported (GAAP)	$900		$1,449		$2,816		$1,801		$6,966
Divestitures	—		(4)		(2)		—		(6)

Organic (Non-GAAP)	$900		$1,445		$2,814		$1,801		$6,960

% Change
Reported (GAAP)	(15.2)%		(1.4)%		(2.3)%		1.6%		(2.8)%
Divestitures	—	pp	0.3	pp	0.1	pp	—	pp	0.1	pp
Acquisition	—		—		—		(1.3)		(0.3)
Currency	19.1		5.1		4.5		0.5		5.5

Organic (Non-GAAP)	3.9%		4.0%		2.3%		0.8%		2.5%

Vol/Mix	(3.3	)pp	2.9	pp	3.4	pp	(2.1	)pp	1.0	pp
Pricing	7.2		1.1		(1.1)		2.9		1.5

	Latin America		AMEA		Europe		North America		Mondelēz International
For the Twelve Months Ended December 31, 2018
Reported (GAAP)	$3,202		$5,729		$10,122		$6,885		$25,938
Acquisition	—		—		—		(52)		(52)
Currency	493		74		(228)		4		343

Organic (Non-GAAP)	$3,695		$5,803		$9,894		$6,837		$26,229

For the Twelve Months Ended December 31, 2017
Reported (GAAP)	$3,566		$5,739		$9,794		$6,797		$25,896
Divestitures	—		(133)		(137)		—		(270)

Organic (Non-GAAP)	$3,566		$5,606		$9,657		$6,797		$25,626

% Change
Reported (GAAP)	(10.2)%		(0.2)%		3.3%		1.3%		0.2%
Divestitures	—	pp	2.4	pp	1.5	pp	—	pp	1.0	pp
Acquisition	—		—		—		(0.8)		(0.2)
Currency	13.8		1.3		(2.3)		0.1		1.4

Organic (Non-GAAP)	3.6%		3.5%		2.5%		0.6%		2.4%

Vol/Mix	(2.6	)pp	1.9	pp	3.1	pp	(0.5	)pp	1.1	pp
Pricing	6.2		1.6		(0.6)		1.1		1.3

Schedule 4b

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Net Revenues—Brands and Markets

(in millions of U.S. dollars)

(Unaudited)

	Emerging Markets		Developed Markets		Mondelēz International
For the Three Months Ended December 31, 2018
Reported (GAAP)	$2,441		$4,332		$6,773
Acquisition	—		(22)		(22)
Currency	283		100		383

Organic (Non-GAAP)	$2,724		$4,410		$7,134

For the Three Months Ended December 31, 2017
Reported (GAAP)	$2,557		$4,409		$6,966
Divestitures	—		(6)		(6)

Organic (Non-GAAP)	$2,557		$4,403		$6,960

% Change
Reported (GAAP)	(4.5)%		(1.7)%		(2.8)%
Divestitures	—	pp	0.1	pp	0.1	pp
Acquisition	—		(0.5)		(0.3)
Currency	11.0		2.3		5.5

Organic (Non-GAAP)	6.5%		0.2%		2.5%

Vol/Mix	3.1	pp	(0.2	)pp	1.0	pp
Pricing	3.4		0.4		1.5

	Emerging Markets		Developed Markets		Mondelēz International
For the Twelve Months Ended December 31, 2018
Reported (GAAP)	$9,659		$16,279		$25,938
Acquisition	—		(52)		(52)
Currency	604		(261)		343

Organic (Non-GAAP)	$10,263		$15,966		$26,229

For the Twelve Months Ended December 31, 2017
Reported (GAAP)	$9,707		$16,189		$25,896
Divestitures	—		(270)		(270)

Organic (Non-GAAP)	$9,707		$15,919		$25,626

% Change
Reported (GAAP)	(0.5)%		0.6%		0.2%
Divestitures	—	pp	1.7	pp	1.0	pp
Acquisition	—		(0.3)		(0.2)
Currency	6.2		(1.7)		1.4

Organic (Non-GAAP)	5.7%		0.3%		2.4%

Vol/Mix	2.5	pp	0.2	pp	1.1	pp
Pricing	3.2		0.1		1.3

Schedule 5a

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Gross Profit / Operating Income

(in millions of U.S. dollars)

(Unaudited)

	For the Three Months Ended December 31, 2018
	Net Revenues	Gross Profit	Gross Profit Margin	Operating Income	Operating Income Margin
Reported (GAAP)	$6,773	$2,549	37.6%	$870	12.8%
Simplify to Grow Program	—	121		194
Mark-to-market (gains)/losses from derivatives	—	40		40
Acquisition integration costs	—	—		1
Acquisition-related costs	—	—		(1)
Divestiture-related costs	—	—		2
Remeasurement of net monetary position	—	—		(2)
Impact of pension participation changes	—	—		15
Impacts from resolution of tax matters	—	(1)		(26)
CEO transition remuneration	—	—		4
Rounding	—	1		(1)

Adjusted (Non-GAAP)	$6,773	$2,710	40.0%	$1,096	16.2%

Currency		155		74

Adjusted @ Constant FX (Non-GAAP)		$2,865		$1,170

	For the Three Months Ended December 31, 2017
	Net Revenues	Gross Profit	Gross Profit Margin	Operating Income	Operating Income Margin
Reported (GAAP)	$6,966	$2,653	38.1%	$830	11.9%
Simplify to Grow Program	—	22		192
Mark-to-market (gains)/losses from derivatives	—	27		27
Malware incident incremental expenses	—	20		30
Acquisition integration costs	—	—		1
Divestiture-related costs	—	(1)		9
Operating income from divestitures	(6)	(3)		(1)
(Gain)/loss on divestitures	—	—		(2)
Impacts from resolution of tax matters	—	—		(8)
CEO transition remuneration	—	—		14
Rounding	—	—		(1)

Adjusted (Non-GAAP)	$6,960	$2,718	39.1%	$1,091	15.7%

		Gross Profit		Operating Income
$ Change - Reported (GAAP)		$(104)		$40
$ Change - Adjusted (Non-GAAP)		(8)		5
$ Change - Adjusted @ Constant FX (Non-GAAP)		147		79

% Change - Reported (GAAP)		(3.9)%		4.8%
% Change - Adjusted (Non-GAAP)		(0.3)%		0.5%
% Change - Adjusted @ Constant FX (Non-GAAP)		5.4%		7.2%

Schedule 5b

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Gross Profit / Operating Income

(in millions of U.S. dollars)

(Unaudited)

	For the Twelve Months Ended December 31, 2018
	Net Revenues	Gross Profit	Gross Profit Margin	Operating Income	Operating Income Margin
Reported (GAAP)	$25,938	$10,352	39.9%	$3,312	12.8%
Simplify to Grow Program	—	189		626
Intangible asset impairment charges	—	—		68
Mark-to-market (gains)/losses from derivatives	—	(140)		(141)
Acquisition integration costs	—	—		3
Acquisition-related costs	—	—		13
Divestiture-related costs	—	—		(1)
Remeasurement of net monetary position	—	—		11
Impact of pension participation changes	—	—		423
Impacts from resolution of tax matters	—	(1)		(15)
CEO transition remuneration	—	—		22
Rounding	—	1		—

Adjusted (Non-GAAP)	$25,938	$10,401	40.1%	$4,321	16.7%

Currency		128		55

Adjusted @ Constant FX (Non-GAAP)		$10,529		$4,376

	For the Twelve Months Ended December 31, 2017
	Net Revenues	Gross Profit	Gross Profit Margin	Operating Income	Operating Income Margin
Reported (GAAP)	$25,896	$10,034	38.7%	$3,462	13.4%
Simplify to Grow Program	—	61		777
Intangible asset impairment charges	—	—		109
Mark-to-market (gains)/losses from derivatives	—	96		96
Malware incident incremental expenses	—	62		84
Acquisition integration costs	—	—		3
Divestiture-related costs	—	2		31
Operating income from divestitures	(270)	(79)		(61)
(Gain)/loss on divestitures	—	—		(186)
Impacts from resolution of tax matters	—	—		(209)
CEO transition remuneration	—	—		14
Rounding	—	1		(1)

Adjusted (Non-GAAP)	$25,626	$10,177	39.7%	$4,119	16.1%

		Gross Profit		Operating Income
$ Change - Reported (GAAP)		$318		$(150)
$ Change - Adjusted (Non-GAAP)		224		202
$ Change - Adjusted @ Constant FX (Non-GAAP)		352		257

% Change - Reported (GAAP)		3.2%		(4.3)%
% Change - Adjusted (Non-GAAP)		2.2%		4.9%
% Change - Adjusted @ Constant FX (Non-GAAP)		3.5%		6.2%

Schedule 6a

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Net Earnings and Tax Rate

(in millions of U.S. dollars and shares, except per share data)

(Unaudited)

	For the Three Months Ended December 31, 2018
	Operating Income	Benefit plan non-service expense / (income)	Interest and other expense, net	Earnings before income taxes	Income taxes (1)	Effective tax rate	Gain on Equity Method Investment Transactions	Equity Method Investment Net Losses / (Earnings)	Non- controlling interest	Net Earnings attributable to Mondelēz International	Diluted EPS attributable to Mondelēz International
Reported (GAAP)	$870	$(3)	$106	$767	$111	14.5%	$(21)	$(149)	$3	$823	$0.56
Simplify to Grow Program	194	(2)	—	196	45		—	—	—	151	0.10
Mark-to-market (gains)/losses from derivatives	40	—	2	38	17		—	—	—	21	0.01
Acquisition integration costs	1	—	—	1	—		—	—	—	1	—
Acquisition-related costs	(1)	—	—	(1)	—		—	—	—	(1)	—
Divestiture-related costs	2	—	—	2	—		—	—	—	2	—
Remeasurement of net monetary position	(2)	—	—	(2)	—		—	—	—	(2)	—
Impact of pension participation changes	15	—	(3)	18	4		—	—	—	14	0.01
Impacts from resolution of tax matters	(26)	—	—	(26)	(9)		—	—	—	(17)	(0.01)
CEO transition remuneration	4	—	—	4	1		—	—	—	3	—
U.S. tax reform discrete net tax (benefit)/expense	—	—	—	—	77		—	—	—	(77)	(0.05)
Gain on equity method investment transactions	—	—	—	—	(8)		21	—	—	(13)	(0.01)
Equity method investee acquisition-related and other adjustments	—	—	—	—	8		—	(32)	—	24	0.02
Rounding	(1)	—	—	(1)	—		—	—	—	(1)	—

Adjusted (Non-GAAP)	$1,096	$(5)	$105	$996	$246	24.7%	$—	$(181)	$3	$928	$0.63

Currency										68	0.05

Adjusted @ Constant FX (Non-GAAP)										$996	$0.68

Diluted Average Shares Outstanding											1,470

	For the Three Months Ended December 31, 2017
	Operating Income	Benefit plan non- service expense / (income)	Interest and other expense, net	Earnings before income taxes	Income taxes (1)	Effective tax rate	Gain on Equity Method Investment Transactions	Equity Method Investment Net Losses / (Earnings)	Non- controlling interest	Net Earnings attributable to Mondelēz International	Diluted EPS attributable to Mondelēz International
Reported (GAAP)	$830	$(14)	$120	$724	$156	21.5%	$(40)	$(95)	$8	$695	$0.46
Simplify to Grow Program	192	(3)	—	195	35		—	—	—	160	0.11
Mark-to-market (gains)/losses from derivatives	27	—	—	27	6		—	—	—	21	0.01
Malware incident incremental expenses	30	—	—	30	10		—	—	—	20	0.01
Acquisition integration costs	1	—	—	1	—		—	—	—	1	—
Divestiture-related costs	9	—	—	9	5		—	—	—	4	—
Net earnings from divestitures	(1)	—	—	(1)	—		—	—	—	(1)	—
(Gain)/loss on divestitures	(2)	—	—	(2)	5		—	—	—	(7)	—
Impacts from resolution of tax matters	(8)	—	—	(8)	(3)		—	—	—	(5)	—
CEO transition remuneration	14	—	—	14	5		—	—	—	9	0.01
U.S. tax reform discrete net tax (benefit)/expense	—	—	—	—	44		—	—	—	(44)	(0.03)
Gain on equity method investment transactions	—	—	—	—	(15)		40	—	—	(25)	(0.02)
Equity method investee acquisition-related and other adjustments	—	—	—	—	2		—	(21)	—	19	0.01
Rounding	(1)	—	—	(1)	—		—	—	—	(1)	—

Adjusted (Non-GAAP)	$1,091	$(17)	$120	$988	$250	25.3%	$—	$(116)	$8	$846	$0.56

Diluted Average Shares Outstanding											1,513

(1)	Taxes were computed for each of the items excluded from the company’s GAAP results based on the facts and tax assumptions associated with each item.

Schedule 6b

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Net Earnings and Tax Rate

(in millions of U.S. dollars and shares, except per share data)

(Unaudited)

	For the Twelve Months Ended December 31, 2018
	Operating Income	Benefit plan non- service expense / (income)	Interest and other expense, net	Earnings before income taxes	Income taxes (1)	Effective tax rate	Gain on Equity Method Investment Transactions	Equity Method Investment Net Losses / (Earnings)	Non- controlling interest	Net Earnings attributable to Mondelēz International	Diluted EPS attributable to Mondelēz International
Reported (GAAP)	$3,312	$(50)	$520	$2,842	$773	27.2%	$(778)	$(548)	$14	$3,381	$2.28
Simplify to Grow Program	626	(5)	—	631	156		—	—	—	475	0.32
Intangible asset impairment charges	68	—	—	68	16		—	—	—	52	0.03
Mark-to-market (gains)/losses from derivatives	(141)	—	1	(142)	(10)		—	—	—	(132)	(0.09)
Acquisition integration costs	3	—	—	3	—		—	—	—	3	—
Acquisition-related costs	13	—	—	13	3		—	—	—	10	0.01
Divestiture-related costs	(1)	—	—	(1)	(2)		—	—	—	1	—
Remeasurement of net monetary position	11	—	—	11	—		—	—	—	11	0.01
Impact of pension participation changes	423	—	(6)	429	108		—	—	—	321	0.22
Impacts from resolution of tax matters	(15)	—	(4)	(11)	6		—	—	—	(17)	(0.01)
CEO transition remuneration	22	—	—	22	5		—	—	—	17	0.01
(Gain)/loss related to interest rate swaps	—	—	10	(10)	(2)		—	—	—	(8)	(0.01)
Loss on debt extinguishment and related expenses	—	—	(140)	140	35		—	—	—	105	0.07
U.S. tax reform discrete net tax (benefit)/expense	—	—	—	—	(19)		—	—	—	19	0.01
Gain on equity method investment transactions	—	—	—	—	(192)		778	—	—	(586)	(0.39)
Equity method investee acquisition-related and other adjustments	—	—	—	—	(16)		—	54	—	(38)	(0.03)

Adjusted (Non-GAAP)	$4,321	$(55)	$381	$3,995	$861	21.6%	$—	$(494)	$14	$3,614	$2.43

Currency										41	0.03

Adjusted @ Constant FX (Non-GAAP)										$3,655	$2.46

Diluted Average Shares Outstanding											1,486

	For the Twelve Months Ended December 31, 2017
	Operating Income	Benefit plan non- service expense / (income)	Interest and other expense, net	Earnings before income taxes	Income taxes (1)	Effective tax rate	Gain on Equity Method Investment Transactions	Equity Method Investment Net Losses / (Earnings)	Non- controlling interest	Net Earnings attributable to Mondelēz International	Diluted EPS attributable to Mondelēz International
Reported (GAAP)	$3,462	$(44)	$382	$3,124	$666	21.3%	$(40)	$(344)	$14	$2,828	$1.85
Simplify to Grow Program	777	(15)	—	792	190		—	—	—	602	0.39
Intangible asset impairment charges	109	—	—	109	30		—	—	—	79	0.05
Mark-to-market (gains)/losses from derivatives	96	—	—	96	6		—	—	—	90	0.06
Malware incident incremental expenses	84	—	—	84	27		—	—	—	57	0.04
Acquisition integration costs	3	—	—	3	—		—	—	—	3	—
Divestiture-related costs	31	—	(3)	34	(8)		—	—	—	42	0.02
Net earnings from divestitures	(61)	—	—	(61)	(15)		—	6	—	(52)	(0.03)
(Gain)/loss on divestitures	(186)	—	—	(186)	(7)		—	—	—	(179)	(0.11)
Impacts from resolution of tax matters	(209)	—	72	(281)	(75)		—	—	—	(206)	(0.13)
CEO transition remuneration	14	—	—	14	5		—	—	—	9	0.01
Loss on debt extinguishment and related expenses	—	—	(11)	11	4		—	—	—	7	—
U.S. tax reform discrete net tax (benefit)/expense	—	—	—	—	44		—	—	—	(44)	(0.03)
Gain on equity method investment transactions	—	—	—	—	(15)		40	—	—	(25)	(0.02)
Equity method investee acquisition-related and other adjustments	—	—	—	—	10		—	(69)	—	59	0.04
Rounding	(1)	—	—	(1)	—		—	—	—	(1)	—

Adjusted (Non-GAAP)	$4,119	$(59)	$440	$3,738	$862	23.1%	$—	$(407)	$14	$3,269	$2.14

Diluted Average Shares Outstanding											1,531

(1)	Taxes were computed for each of the items excluded from the company’s GAAP results based on the facts and tax assumptions associated with each item.

Schedule 7a

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Diluted EPS

(Unaudited)

	For the Three Months Ended December 31,
	2018	2017	$ Change	% Change
Diluted EPS attributable to Mondelēz International (GAAP)	$0.56	$0.46	$0.10	21.7%
Simplify to Grow Program	0.10	0.11	(0.01)
Mark-to-market (gains)/losses from derivatives	0.01	0.01	—
Malware incident incremental expenses	—	0.01	(0.01)
Impact of pension participation changes	0.01	—	0.01
Impacts from resolution of tax matters	(0.01)	—	(0.01)
CEO transition remuneration	—	0.01	(0.01)
U.S. tax reform discrete net tax (benefit)/expense	(0.05)	(0.03)	(0.02)
Gain on equity method investment transactions	(0.01)	(0.02)	0.01
Equity method investee acquisition-related and other adjustments	0.02	0.01	0.01

Adjusted EPS (Non-GAAP)	$0.63	$0.56	$0.07	12.5%
Impact of unfavorable currency	0.05	—	0.05

Adjusted EPS @ Constant FX (Non-GAAP)	$0.68	$0.56	$0.12	21.4%

Adjusted EPS @ Constant FX - Key Drivers
Increase in operations			$0.04
Change in benefit plan non-service income			(0.01)
Change in interest and other expense, net			0.01
Increase in equity method investment net earnings			0.05
Change in income taxes			0.01
Change in shares outstanding			0.02

			$0.12

Schedule 7b

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Diluted EPS

(Unaudited)

	For the Twelve Months Ended December 31,
	2018	2017	$ Change	% Change
Diluted EPS attributable to Mondelēz International (GAAP)	$2.28	$1.85	$0.43	23.2%
Simplify to Grow Program	0.32	0.39	(0.07)
Intangible asset impairment charges	0.03	0.05	(0.02)
Mark-to-market (gains)/losses from derivatives	(0.09)	0.06	(0.15)
Malware incident incremental expenses	—	0.04	(0.04)
Acquisition-related costs	0.01	—	0.01
Divestiture-related costs	—	0.02	(0.02)
Net earnings from divestitures	—	(0.03)	0.03
(Gain)/loss on divestitures	—	(0.11)	0.11
Remeasurement of net monetary position	0.01	—	0.01
Impact of pension participation changes	0.22	—	0.22
Impacts from resolution of tax matters	(0.01)	(0.13)	0.12
CEO transition remuneration	0.01	0.01	—
(Gain)/loss related to interest rate swaps	(0.01)	—	(0.01)
Loss on debt extinguishment and related expenses	0.07	—	0.07
U.S. tax reform discrete net tax (benefit)/expense	0.01	(0.03)	0.04
Gain on equity method investment transactions	(0.39)	(0.02)	(0.37)
Equity method investee acquisition-related and other adjustments	(0.03)	0.04	(0.07)

Adjusted EPS (Non-GAAP)	$2.43	$2.14	$0.29	13.6%
Impact of unfavorable currency	0.03	—	0.03

Adjusted EPS @ Constant FX (Non-GAAP)	$2.46	$2.14	$0.32	15.0%

Adjusted EPS @ Constant FX - Key Drivers
Increase in operations			$0.13
VAT-related settlements in 2018			0.01
PY Property insurance recovery			(0.01)
Change in interest and other expense, net			0.02
Increase in equity method investment net earnings			0.05
Change in income taxes			0.05
Change in shares outstanding			0.07

			$0.32

Schedule 8a

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Segment Data

(in millions of U.S. dollars)

(Unaudited)

	For the Three Months Ended December 31, 2018
	Latin America		AMEA		Europe		North America		Unrealized G/(L) on Hedging Activities	General Corporate Expenses	Amortization of Intangibles	Other Items	Mondelēz International
Net Revenue
Reported (GAAP)	$763		$1,429		$2,752		$1,829		$—	$—	$—	$—	$6,773
Divestitures	—		—		—		—		—	—	—	—	—

Adjusted (Non-GAAP)	$763		$1,429		$2,752		$1,829		$—	$—	$—	$—	$6,773

Operating Income
Reported (GAAP)	$92		$144		$489		$335		$(40)	$(107)	$(44)	$1	$870
Simplify to Grow Program	37		30		64		33		—	30	—	—	194
Mark-to-market (gains)/losses from derivatives	—		—		—		—		40	—	—	—	40
Acquisition integration costs	—		—		—		—		—	1	—	—	1
Acquisition-related costs	—		—		—		—		—	—	—	(1)	(1)
Divestiture-related costs	—		2		—		—		—	—	—	—	2
Remeasurement of net monetary position	(2)		—		—		—		—	—	—	—	(2)
Impact of pension participation changes	—		—		—		15		—	—	—	—	15
Impacts from resolution of tax matters	(26)		—		—		—		—	—	—	—	(26)
CEO transition remuneration	—		—		—		—		—	4	—	—	4
Rounding	—		—		—		—		—	(1)	—	—	(1)

Adjusted (Non-GAAP)	$101		$176		$553		$383		$—	$(73)	$(44)	$—	$1,096
Currency	37		13		27		2		—	(4)	(1)	—	74

Adjusted @ Constant FX (Non-GAAP)	$138		$189		$580		$385		$—	$(77)	$(45)	$—	$1,170

% Change - Reported (GAAP)	(3.2)%		60.0%		(2.8)%		10.9%		n/m	(18.9)%	2.2%	n/m	4.8%
% Change - Adjusted (Non-GAAP)	(20.5)%		29.4%		(3.3)%		9.1%		n/m	(46.0)%	2.2%	n/m	0.5%
% Change - Adjusted @ Constant FX (Non-GAAP)	8.7%		39.0%		1.4%		9.7%		n/m	(54.0)%	0.0%	n/m	7.2%

Operating Income Margin
Reported %	12.1%		10.1%		17.8%		18.3%						12.8%
Reported pp change	1.5	pp	3.9	pp	(0.1	)pp	1.5	pp					0.9	pp
Adjusted %	13.2%		12.3%		20.1%		20.9%						16.2%
Adjusted pp change	(0.9	)pp	2.9	pp	(0.2	)pp	1.4	pp					0.5	pp

	For the Three Months Ended December 31, 2017
	Latin America		AMEA		Europe		North America		Unrealized G/(L) on Hedging Activities	General Corporate Expenses	Amortization of Intangibles	Other Items	Mondelēz International
Net Revenue
Reported (GAAP)	$900		$1,449		$2,816		$1,801		$—	$—	$—	$—	$6,966
Divestitures	—		(4)		(2)		—		—	—	—	—	(6)

Adjusted (Non-GAAP)	$900		$1,445		$2,814		$1,801		$—	$—	$—	$—	$6,960

Operating Income
Reported (GAAP)	$95		$90		$503		$302		$(27)	$(90)	$(45)	$2	$830
Simplify to Grow Program	32		47		65		33		—	15	—	—	192
Mark-to-market (gains)/losses from derivatives	—		—		—		—		27	—	—	—	27
Malware incident incremental expenses	—		—		4		23		—	3	—	—	30
Acquisition integration costs	—		1		—		—		—	—	—	—	1
Divestiture-related costs	—		(2)		2		—		—	9	—	—	9
Operating income from divestitures	—		—		(1)		—		—	—	—	—	(1)
(Gain)/loss on divestitures	—		—		—		—		—	—	—	(2)	(2)
Impacts from resolution of tax matters	—		—		(1)		(7)		—	—	—	—	(8)
CEO transition remuneration	—		—		—		—		—	14	—	—	14
Rounding	—		—		—		—		—	(1)	—	—	(1)

Adjusted (Non-GAAP)	$127		$136		$572		$351		$—	$(50)	$(45)	$—	$1,091

Operating Income Margin
Reported %	10.6%		6.2%		17.9%		16.8%						11.9%
Adjusted %	14.1%		9.4%		20.3%		19.5%						15.7%

Schedule 8b

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Segment Data

(in millions of U.S. dollars)

(Unaudited)

	For the Twelve Months Ended December 31, 2018
	Latin America		AMEA		Europe		North America		Unrealized G/(L) on Hedging Activities	General Corporate Expenses	Amortization of Intangibles	Other Items	Mondelēz International
Net Revenue
Reported (GAAP)	$3,202		$5,729		$10,122		$6,885		$—	$—	$—	$—	$25,938
Divestitures	—		—		—		—		—	—	—	—	—

Adjusted (Non-GAAP)	$3,202		$5,729		$10,122		$6,885		$—	$—	$—	$—	$25,938

Operating Income
Reported (GAAP)	$410		$702		$1,734		$849		$141	$(335)	$(176)	$(13)	$3,312
Simplify to Grow Program	130		108		205		111		—	72	—	—	626
Intangible asset impairment charges	—		9		45		14		—	—	—	—	68
Mark-to-market (gains)/losses from derivatives	—		—		—		—		(141)	—	—	—	(141)
Acquisition integration costs	—		4		—		—		—	(1)	—	—	3
Acquisition-related costs	—		—		—		—		—	—	—	13	13
Divestiture-related costs	—		2		—		—		—	(3)	—	—	(1)
Remeasurement of net monetary position	11		—		—		—		—	—	—	—	11
Impact of pension participation changes	—		—		—		423		—	—	—	—	423
Impacts from resolution of tax matters	(26)		—		—		—		—	11	—	—	(15)
CEO transition remuneration	—		—		—		—		—	22	—	—	22

Adjusted (Non-GAAP)	$525		$825		$1,984		$1,397		$—	$(234)	$(176)	$—	$4,321
Currency	82		14		(42)		2		—	(2)	1	—	55

Adjusted @ Constant FX (Non-GAAP)	$607		$839		$1,942		$1,399		$—	$(236)	$(175)	$—	$4,376

% Change - Reported (GAAP)	(27.3)%		36.6%		7.7%		(25.8)%		n/m	(18.8)%	1.1%	n/m	(4.3)%
% Change - Adjusted (Non-GAAP)	(5.1)%		13.0%		8.0%		1.2%		n/m	(14.7)%	1.1%	n/m	4.9%
% Change - Adjusted @ Constant FX (Non-GAAP)	9.8%		14.9%		5.7%		1.3%		n/m	(15.7)%	1.7%	n/m	6.2%

Operating Income Margin
Reported %	12.8%		12.3%		17.1%		12.3%						12.8%
Reported pp change	(3.0	)pp	3.3	pp	0.7	pp	(4.5	)pp					(0.6	)pp
Adjusted %	16.4%		14.4%		19.6%		20.3%						16.7%
Adjusted pp change	0.9	pp	1.4	pp	0.6	pp	—	pp					0.6	pp

	For the Twelve Months Ended December 31, 2017
	Latin America		AMEA		Europe		North America		Unrealized G/(L) on Hedging Activities	General Corporate Expenses	Amortization of Intangibles	Other Items	Mondelēz International
Net Revenue
Reported (GAAP)	$3,566		$5,739		$9,794		$6,797		$—	$—	$—	$—	$25,896
Divestitures	—		(133)		(137)		—		—	—	—	—	(270)

Adjusted (Non-GAAP)	$3,566		$5,606		$9,657		$6,797		$—	$—	$—	$—	$25,626

Operating Income
Reported (GAAP)	$564		$514		$1,610		$1,144		$(96)	$(282)	$(178)	$186	$3,462
Simplify to Grow Program	136		183		263		142		—	53	—	—	777
Intangible asset impairment charges	5		52		11		41		—	—	—	—	109
Mark-to-market (gains)/losses from derivatives	—		—		—		—		96	—	—	—	96
Malware incident incremental expenses	1		2		15		61		—	5	—	—	84
Acquisition integration costs	—		3		—		—		—	—	—	—	3
Divestiture-related costs	—		3		21		—		—	7	—	—	31
Operating income from divestitures	—		(27)		(34)		—		—	—	—	—	(61)
(Gain)/loss on divestitures	—		—		—		—		—	—	—	(186)	(186)
Impacts from resolution of tax matters	(153)		—		(49)		(7)		—	—	—	—	(209)
CEO transition remuneration	—		—		—		—		—	14	—	—	14
Rounding	—		—		—		—		—	(1)	—	—	(1)

Adjusted (Non-GAAP)	$553		$730		$1,837		$1,381		$—	$(204)	$(178)	$—	$4,119

Operating Income Margin
Reported %	15.8%		9.0%		16.4%		16.8%						13.4%
Adjusted %	15.5%		13.0%		19.0%		20.3%						16.1%

Schedule 9

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Cash Flow

(in millions of U.S. dollars)

(Unaudited)

For the Twelve Months Ended December 31, 2018
Net Cash Provided by Operating Activities (GAAP)	$3,948

Capital Expenditures	(1,095)

Free Cash Flow (Non-GAAP)	$2,853